Exhibit 3.3

CERTIFICATE OF AMENDMENT NO. 2

TO THE SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENTELLUS MEDICAL, INC.

Entellus Medical, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The present name of the corporation is Entellus Medical, Inc., which is the name under which the corporation was originally incorporated, and the date of filing the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware was August 10, 2006.

SECOND: The undersigned, as a duly authorized officer of the Corporation, does hereby certify that (a) by action of the board of directors of the Corporation dated as of December 16, 2014, the board of directors duly adopted a resolution pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware proposing that the amendment to the certificate of incorporation set forth below (the “Amendment No. 2 to the Sixth Amended and Restated Certificate”) and (b) the stockholders of the Corporation duly approved and adopted the Amendment No. 2 to the Sixth Amended and Restated Certificate by written consent dated December 22, 2014 in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

THIRD: That the first paragraph of Article IV of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 106,843,271 shares, consisting of (a) 62,276,200 shares of Common Stock, $.001 par value per share (the “Common Stock”), (b) 2,440,000 shares of Series A-1 Preferred Stock, $.001 par value per share (the “Series A-1 Preferred Stock”), (c) 4,986,188 shares of Series B Preferred Stock, $.001 par value per share (the “Series B Preferred Stock”), (d) 3,717,329 shares of Series C Preferred Stock, $.001 par value per share (the “Series C Preferred Stock”), (e) 15,310,943 shares of Series D Preferred Stock, $.001 par value per share (the “Series D Preferred Stock”) and (f) 18,112,611 shares of Series E Preferred Stock, $.001 par value per share (the “Series E Preferred Stock”) and collectively with the Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the “Preferred Stock”)

FOURTH: The portion of the definition of “Additional Shares of Common Stock” contained in the text of Section B(1)(a)(ii) to Article IV of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

ii. up to 14,165,232 shares of Common Stock (A) issued to employees, directors or officers of, or advisors or consultants to, the Corporation pursuant to stock-based compensation plans or arrangements approved by the board of directors, including approval by at least two (2) of the Preferred Directors, or (B) issuable upon exercise of stock options granted to such employees, directors or officers, advisors or consultants pursuant to stock-based compensation plans or arrangements approved by the board of directors, including approval by at least two (2) of the Preferred Directors (which total amount includes the options currently outstanding, excludes shares of restricted Common Stock currently outstanding and excludes shares of Common Stock that were issued upon the exercise of options prior to the date of filing of this Sixth Amended and Restated Certificate);

IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to the Sixth Amended and Restated Certificate to be executed this 23rd day of December, 2014, in its name and on its behalf by its Chief Executive Officer pursuant to Section 103 of the General Corporation Law of the State of Delaware.

ENTELLUS MEDICAL, INC.

/s/ Brian E. Farley
Brian E. Farley
Chief Executive Officer

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